PERFORMANCE-BASED INCENTIVE PLAN
                                       OF
                               BARNETT BANKS, INC.

                                   I. GENERAL

     1.1  Purpose of the Plan

     The 1997 Performance-Based Incentive Plan (the "Plan") of Barnett Banks, Inc. (the "Company") is intended to advance the best interests of the Company and its subsidiaries by providing annual and long-term incentives to senior management and key employees who have substantial responsibility for corporate management and growth. Specifically, the annual incentive component of the Plan provides for performance-based cash incentive awards to senior management and the long-term incentive component of the Plan provides for performance-based incentive awards to key employees through the grant of options to purchase shares of common stock, $2.00 par value, of the Company (the "Common Stock"), restricted stock, stock appreciation rights and performance units, thereby increasing the personal stake of participants in both the annual and long-term success and growth of the Company and encouraging them to remain in the employ of the Company. In addition, the long-term incentive component of the Plan provides for performance-based incentive awards to non-employee members of the Board of Directors ("Directors") through the grant of options to purchase Common Stock.

     1.2  Administration of the Plan

     The Plan shall be administered by the Executive Compensation and Management Development Committee or other designated committee (the "Committee") of the Board of Directors of the Company which shall consist solely of two or more directors meeting the definition of outside directors under Treas. Reg. Section 1.162-27(e)(3).

     The Committee shall have full and final authority in its discretion to interpret conclusively the provisions of the Plan as it may deem advisable, to adopt such rules and regulations for carrying out the Plan as it may deem advisable; to decide all questions of fact arising in the application of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan.

     The Committee shall meet once each fiscal year, and at such additional times as it may determine or at the request of the chief executive officer of the Company, to designate the eligible participants, if any, to be granted awards under the Plan and the type and amount of such awards and the time when such awards will be granted. No such designation by the Committee shall be effective as a grant of an award under the Plan until approved by the Board of Directors of the Company; provided, however, that the Board of Directors may empower the Committee to grant such awards without approval by the Board of Directors. Awards of stock options to Directors under the long-term incentive component of the Plan are not discretionary. All awards granted under the Plan shall be on the terms and subject to the conditions hereinafter provided.

     1.3 Eligible Participants

     Officers and senior management of the Company and its subsidiaries shall be eligible to participate in the annual incentive component of the Plan. Key employees, including officers and senior management of the Company and its subsidiaries, shall be eligible to participate in the long-term incentive component of the Plan. Any recipient of an award under this Plan is hereinafter referred to as a "Participant". Directors who are not employees of the Company or its subsidiaries are eligible to participate in the Plan only to the extent and in the manner described in Section 7.5 below.


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     1.4 Annual Incentive Component

     The Committee establishes written, objective financial goals for the executive officers named in the Summary Compensation Table of the Company's proxy statement (the "Named Executive Officers") at the beginning of each year. Financial goals for the Named Executive Officers may include Company earning-per-share ("EPS"), rerun on equity, overhead ratio, asset quality and product sales. Goals include threshold, target and maximum performance levels and corresponding award payouts. Goals are based on the Company's business plan as approved by the Board of Directors of the Company. Before any payout can occur, the Committee must certify that performance goals were satisfied. Senior management is also eligible to participate in the annual incentive component of the Plan, but with accountability for various business unit measures such as earnings, return on equity, overhead ratio, asset quality and product sales and specific individual objectives, as well as Company financial goals.

     The maximum annual incentive is set at 200 percent of salary for each position, in no event to exceed $3 million. Awards under the annual incentive component are in the form of cash.

     1.5 Awards under Long-Term Incentive Component

     Awards under the long-term incentive component of the Plan may be in the form of Incentive Stock Options (as described in Article II), Non-Qualified Stock Options (as described in Article Ill), Restricted Stock (as described in
Article IV), Stock Appreciation Rights (as described in Article V) Performance Units (as described in Article VI) or any combination thereof. Awards to Directors may only be in the form of Non-Qualified Stock Options (as described in Article III).

     1.6 Limitation on Awards under Long-Term Incentive Component

     The aggregate number of shares of Common Stock and restricted stock, including but not limited to shares reserved for issuance pursuant to the exercise of options, which may be granted or issued under the terms of the Plan may not exceed 8.5 million shares. Of this aggregate limit, the aggregate number of shares of restricted stock which may be granted or issued under the terms of the Plan may nor exceed 1.5 million shares. The maximum number of shares of Common Stock that may be subject to grants under the long-term incentive component of the Plan to a Participant may not exceed 2 million shares of Common Stock over any period of three (3) consecutive fiscal years of the Company. Whenever any outstanding grant or portion thereof expires, is canceled or forfeited or is otherwise terminated for any reason without having been exercised or vested, or without payment having been made in respect of the entire grant, the Common Stock allocable to the expired, forfeited, canceled or otherwise terminared portion of the grant may again be the subject of further grants hereunder.

     Notwithstanding the foregoing, the number of shares of Common Stock available for grants at any time under the Plan shall be reduced to such lesser amount as may be required pursuant to the methods of calculation necessary so that the exemptions provided pursuant to Rule 16b-3 under the Exchange Act will continue to be available for transactions involving all current and future grants. In addition, during the period that any grants remain outstanding under the Plan, the Committee may make good faith adjustments with respect to the number of shares of Common Stock attributable to such grants for purposes of calculating the maximum number of shares of Common Stock available for the granting of future grants under the Plan, provided that following such adjustments the exemptions provided pursuant to Rule 16b-3 under the Exchange Act will continue to be available for transactions involving all current and future grants.

     1.7 Other Compensation Programs

     The adoption of the Plan contemplates the continuation of all existing incentive compensation plans of the Company, except the Amended and Restated 1989 Long Term Incentive Plan and the Annual Incentive Plan, which were discontinued upon approval of the Plan by the Company's shareholders, and in no way limits or is limited by the operation, administration or amendment of any such plans. The existence and terms of the Plan shall not limit the authority of the Board of Directors in compensating employees of the Company in such other forms and amounts as it may determine from time to time.



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                           II. INCENTIVE STOCK OPTIONS

     2.1 Terms and Conditions

     Subject to the following provisions in this Article II, all Incentive Stock Options shall be in such form and upon such terms and conditions as the Committee, in its discretion, may from time to time determine and shall be awarded under the long-term incentive component of the Plan.

     2.2 Qualified Stock Options

     Incentive Stock Options shall, at the time of grant, be in such form and upon such terms and conditions as may be required in order that such options will constitute Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")

     2.3 Option Price

     The option price per share shall be at least the Fair Market Value (as defined in section 8.13 of this Plan) of the Common Stock on the date the Incentive Stock Option is granted.

     2.4 Term of Option

     The term of an Incentive Stock Option shall not exceed ten (10) years from the date of grant.

     2.5 Payment

     Payment for shares for which an Incentive Stock Option is exercised shall be made in such manner and at such time or times as shall be provided by the Committee at the time of grant, in cash, in Common Stock, including restricted stock, through the surrender of stock options or stock appreciation rights, or any combination thereof.

     2.6 Exercise of Option

     Incentive Stock Options shall be exercisable in whole or in part after completion of such periods of service as the Committee shall specify when granting the options; provided, however, that in the absence of any Committee specification to the contrary, and subject to Sections 2.7 and 2.8, (1) fifty percent (50%) of the shares subject to the Incentive Stock Option shall become exercisable with respect to such shares on the third anniversary of the date of grant of the Incentive Stock Option and (2) on each of the next two anniversaries of the date of the grant, an additional twenty five percent (25%) of the shares subject to the Incentive Stock Option shall become exercisable with respect to such shares.

     In no event, however, and notwithstanding Sections 2.7 and 2.8, shall an Incentive Stock Option be exercised after the expiration of ten (10) years from the date of grant.

     2.7 Termination of Employment

     A Participant's Incentive Stock Options shall expire three months after the termination of the Participant's employment for any reason other than death, disability (as determined by the Committee) or retirement (under the applicable retirement program of the Company or one of its subsidiaries or as otherwise determined by the Committee), and shall be limited to the shares of Common Stock which could have been purchased by the Participant at the date of termination of employment.

     2.8 Termination of Employment by Reason of Death, Disability or Retirement

     Upon the termination of a Participant's employment by reason of death, disability (as determined by the Committee), or normal retirement (under the applicable retirement program of the Company or one of its subsidiaries or as otherwise determined by the Committee), Incentive Stock Options held at the termination date by such Participant shall be exercisable, irrespective of whether the options were fully exercisable in accordance with Section 2.6 on that date. The Participant's Incentive Stock Options shall expire unless exercised within one year from the date of such termination unless otherwise established by the Committee.

     In the case of termination of a Participant's employment (1) with at least 20 years of employment or (2) by reason of early retirement within the meaning of the applicable retirement plan, Incentive Stock


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Options which may be exercised shall be limited to the shares which could have been purchased by the Participant at the date of such early retirement, except that the Committee, in its discretion, may waive the vesting requirements of
Section 2.6. The Participant's Incentive Stock Options shall expire unless exercised within one year from the date of such termination.

     Notwithstanding the foregoing, the tax treatment available pursuant to
Section 422 of the Code upon the exercise of an Incentive Stock Option will not be available to a Participant who exercises any Incentive Stock Option more than three months after termination of employment due to retirement, or who, in the event of waiver of the vesting requirements upon termination with 20 years of employment or upon early retirement, obtains the right to exercise for the first time Incentive Stock Options having an aggregate fair market value, determined at the date of issue, exceeding $100,000.

     The Committee may, at any time on or before the termination of the exercise period of the Participant's Incentive Stock Options, extend the exercise period if the Participant's employment is terminated for a reason specified in this section. If so extended, the term of the exercise period shall expire on the date specified by the Committee, which date shall be no later than the date which is 60 months following the date of the Participant's termination of employment. If such extension could adversely affect the Participant's federal income tax treatment of the Incentive Stock Option at the time of extension or exercise, the extension shall only be made with the consent of the Participant. In not event may the term of an Incentive Stock Option, including extensions, exceed the term set forth in Section 2.4.

     2.9 Special Rule for 10 Percent Shareholders

     If, at the time an Incentive Stock Option is granted, a Participant owns stock representing more than 10 percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, then the terms of the Incentive Stock Option shall specify that the option price shall at the time of grant be at least 110 percent of the Fair Market Value of the stock subject to the option and such option shall not be exercisable after the expiration of five (5) years from the date such option is granted.

     2.10 Notice of Disposition

     If a Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of a share or shares of Common Stock issued to such Participant pursuant to the exercise of an Incentive Stock Option within the two year period commencing on the day after the date of the grant or within the one year period commencing on the day after the date of transfer of such share or shares to the Participant pursuant to such exercise, the Participant shall, within ten (10) days of such disposition, notify the Company thereof by delivery of written notice to the Company at its principal executive office.

     2.11 Acceleration Event

     Notwithstanding anything herein to the contrary, if an Acceleration Event (as defined in Section 8.14) has occurred, then all of the shares subject to the Incentive Stock Option shall immediately become exercisable with respect to such shares on the date such Acceleration Event occurred.

                        III. NON-QUALIFIED STOCK OPTIONS

     3.1 Terms and Conditions of Options

     Subject to the following provisions, all Non-Qualified Stock Options shall be in such form and upon such terms and conditions as the Committee, in its discretion, may from time to time determine. Non-Qualified Stock Options shall be awarded under the long-term incentive component of the Plan.

     3.2 Non-Qualified Stock Options

     The terms of a Non-Qualified Stock Option shall, at the time of grant, provide that it will not be treated as an incentive stock option within the meaning of Section 422 of the Code.


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     3.3 Option Price

     The option price per share shall be at least the Fair Market Value of the Common Stock on the date the Non-Qualified Stock Option is granted.

     3.4 Term of Option

     The term of a Non-Qualified Stock Option shall not exceed ten (10) years from the date of grant.

     3.5 Payment

     Payment for shares for which a Non-Qualified Stock Option is exercised shall be made in such manner and at such time or times as shall be provided by the Committee at the time of grant, in cash, in Common Stock, including restricted stock, through the surrender of stock options or stock appreciation rights, or any combination thereof, or other contingent grants which the Committee determines is consistent with the Plan's purposes and applicable law.

     3.6 Exercise of Option

     Non-Qualified Stock Options shall be exercisable in whole or in part after completion of such periods of service as the Committee shall specify when granting the options; provided, however, that in the absence of any Committee specification to the contrary, and subject to Sections 3.7 and 3.8, (1) fifty percent (50%) of the shares subject to the Non-Qualified Stock Option shall become exercisable with respect to such shares on the third anniversary of the date of grant of the Non-Qualified Stock Option and (2) on each of the next two anniversaries of the date of the grant, an additional twenty-five percent (25%) of the shares subject to the Non-Qualified Stock Option shall become exercisable with respect to such shares. In no event, however, and notwithstanding Sections
3.7 and 3.8, shall a Non-Qualified Stock Option be exercised after the expiration of ten (10) years from the date of grant.

     3.7 Termination of Employment

     A Participant's Non-Qualified Stock Options shall expire three months after the termination of the Participant's employment for any reason other than death, disability (as determined by the Committee) or retirement (under the applicable retirement program of the Company or one of its subsidiaries or as otherwise determined by the Committee), and shall be limited to the shares which could have been purchased by the Participant at the date of termination of employment.

     3.8 Termination of Employment by Reason of Death, Disability or Retirement

     Upon the termination of a Participant's employment by reason of death, disability (as determined by the Committee) or retirement (under the applicable retirement program of the Company or one of its subsidiaries or as otherwise determined by the Committee), Non-Qualified Stock Options held at the termination date by such Participant shall be exercisable, irrespective of whether the options were fully exercisable in accordance with Section 3.6 on that date. The Participant's Non-Qualified Stock Options shall expire unless exercised within one year from the date of such termination unless otherwise established by the Committee.

     The Committee may, at any time on or before the termination of the exercise period of the Participants Non-Qualified Stock Options, extend the exercise period if the Participant's employment is terminated for a reason specified in this section. If so extended, the term of the exercise period shall expire on the date specified by the Committee, which date shall be no later than the date which is 60 months following the date of the Participant's termination of employment. In no event may the term of a Non-Qualified Stock Option, including extensions, exceed the term set forth in Section 3.4.

     3.9 Acceleration Event

     Notwithstanding anything herein to the contrary, if an Acceleration Event has occurred, then all of the shares subject to the Non-Qualified Stock Option shall immediately become earned and the Non-Qualified Stock Option shall become exercisable with respect to such shares on the date such Acceleration Event occurred.


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                           IV. RESTRICTED STOCK AWARDS

     4.1 Restrictions

     Restricted Stock may be granted to a Participant by the Committee under a Restricted Stock agreement. Such agreement shall specify the number of shares granted and the conditions and terms of the restrictions. Such restrictions shall lapse for all or part of the shares granted upon satisfaction of specified Management Objectives (as defined below) within a specified Performance Period (as defined below). Restricted Stock, with restrictions noted on the face of the certificates, shall be issued in the name of the Participant and deposited with the Company or its designee during the Performance Period. Restricted Stock shall be awarded under the long-term incentive component of the Plan.

     4.2 Management Objectives

     Restricted Stock shall be deemed to have been earned by a Participant based upon achievement of Management Objectives specified by the Committee at the time of grant. Management Objectives may be the Participant's length of service and/or specified levels of earnings, return on assets, overhead ratio, earnings-per-share, leverage ratio, loan loss ratio, or return on equity achieved by the Company or any subsidiary, department or function of the Company in which the Participant is employed, whether in relation to the Company's business plan or as against an industry peer group. Management Objectives relating to any particular grant of Restricted Stock need nor be the same as those relating to any other grant, whether made at the same or a different time.

     4.3 Performance Period

     The Performance Period with respect to Restricted Stock shall be the period of time within which the Management Objectives relating to that grant are to be achieved. The Committee shall determine the length of the Performance Period, which shall commence on the date of grant of Restricted Stock and shall be at least one year.

     4.4 Earning of Resrticted Stock

     The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, determine the extent to which the restrictions on Restricted Stock have lapsed through Participant's achievement of the relevant Management Objectives other than length of service. Upon determination by the Committee that relevant Management Objectives other than length of service have been achieved, the number of shares of Restricted Stock shall be fixed and accumulated dividends shall be paid as set forth in Section 4.5. Restricted Stock shall not be considered earned until such time as all restrictions lapse.

     4.5 Rights as Shareholder

     Except as otherwise provided in this Article IV, the Participant shall have all rights as a shareholder, including dividend rights and voting rights with respect to the Restricted Stock. During the Performance Period and subject to the restrictions set forth in this Article IV, a Participant has the right to receive the dividends paid on the Common Stock at the same time and in the same amount as other shareholders of the Company; provide& however, that any dividends payable on Restricted Stock subject to Management Objectives other than length of service shall be accumulated amid become payable when such Management Objectives other than length of service have been met in accordance with Section 4.4. If the Committee determines that the Management Objectives other than the length of service have not been met within the Performance Period, dividends on any such unearned Restricted Stock shall revert to the Company. Restricted Stock subject to Management Objectives other than length of service shall have no voting rights.

     4.6 Termination of Employment

     If any Participant's employment has terminated due to the Participants death, disability (as determined by the Committee) or retirement (under the applicable retirement program of the Company or one of its subsidiaries or as otherwise determined by the Committee) prior to the end of a Performance Period, and the Committee has determined that applicable Management Objectives other than length of service have been


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achieved, the extent to which Restricted Stock shall be deemed to have been earned shall be determined by multiplying the amount of the Restricted Stock which would have been earned had the Participant's employment not been terminated by a fraction, the numerator of which is the number of full calendar months such Participant was employed during the Performance Period and the denominator of which is the total number of full calendar months in the Performance Period. All length of service Management Objectives shall immediately be satisfied upon the Participant's death or disability, or upon retirement within the meaning of the Supplemental Executive Retirement Plan ("SERP"), if applicable, or other applicable retirement plan.

     4.7 Acceleration Event

     Notwithstanding anything herein to the contrary, if an Acceleration Event has occurred, then all restrictions on the Restricted Stock shall lapse on the date such Acceleration Event occurred regardless of whether the Management Objectives with respect to such Restricted Stock have yet been satisfied.

                          V. STOCK APPRECIATION RIGHTS

     5.1 In General

     The Committee may, in its discretion, either alone or in connection with the grant of an Incentive Stock Option or a Non-Qualified Stock Option (collectively referred to in this Article V as an "Option"), grant to Participants Stock Appreciation Rights, the terms and conditions of which shall be set forth in a Stock Appreciation Rights agreement. If granted in connection with an Option, Stock Appreciation Rights shall cover the same number of shares of Common Stock covered by the Option (or such lesser number of shares of Common Stock as the Committee may determine) and shall, except as provided in this
Article V, be subject to the same terms and conditions as the related Option. Awards of Stock Appreciation Rights shall be made under the long-term incentive component of the Plan.

     5.2 Time of Award

     A Stock Appreciation Right may be granted: (a) at any time if unrelated to an Option, or (b) if related to an Option, either at the time of grant, or at any time thereafter during the term of the Option.

     5.3 Stock Appreciation Right Related to an Option

     (a) Exercise. Subject to Section 5.7, a Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a share of the Common Stock on the date of exercise exceeds the purchase price specified in the related Incentive Stock Option Agreement.

     (b) Amount Payable. Upon the exercise of a Stock Appreciation Right related to an Option, the Participant shall be entitled to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the day immediately preceding the date of exercise of such Stock Appreciation Right over the per share purchase price under the related Option, by (ii) the number of shares of Common Stock as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Stock Appreciation Rights agreement evidencing the Stock Appreciation Right at the rime it is granted.

     (c) Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of shares of Common Stock as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of shares of Common Stock as to which the Option is exercised or surrendered.


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     5.4 Stock Appreciation Rights Unrelated to an Option

     (a) Terms and Conditions. The Committee may grant to Participants Stock Appreciation Rights unrelated to Options. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability (subject to Section 5.7), vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years. Upon the exercise of a Stock Appreciation Right unrelated to an Option, the Participant shall be entitled to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the day immediately preceding the date of exercise of such Stock Appreciation Right over the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted, by (ii) the number of shares of Common Stock as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Stock Appreciation Rights agreement evidencing the Stock Appreciation Right at the time it is granted.

     (b) Termination of Employment. Stock Appreciation Rights unrelated to Options shall expire three months after the termination of the Participant's employment for any reason other than death, disability (as determined by the Committee) or retirement (under the applicable retirement program of the Company or one of its subsidiaries or as otherwise determined by the Committee), and shall be limited to The Stock Appreciation Rights which could have been exercised by the Participant at the date of termination of employment.

     (c) Termination of Employment by Reason of Death, Disability or Retirement. Upon the termination of a Participant's employment by reason of death, disability (as determined by the Committee), or normal retirement (under the applicable retirement program of the Company or one of its subsidiaries or as otherwise determined by the Committee), Stock Appreciation Rights held at the termination date by such Participant shall be fully exercisable, irrespective of whether some or all of the Stock Appreciation Rights were fully exercisable in accordance with the Stock Appreciation Rights agreement on that date. The Participant's Stock Appreciation Rights shall expire unless exercised within one
(1) year from the date of such termination.

     In the case of termination of a Participant's employment by reason of early retirement within the meaning of the applicable retirement plan, Stock Appreciation Rights which may be exercised shall be limited to the Stock Appreciation Rights which could have been exercised by the Participant at the date of such early retirement, except that the Committee, in its discretion, may waive the vesting requirements of such Stock Appreciation Rights. The Participant's Stock Appreciation Rights shall expire unless exercised within one
(1) year from the date of such termination.

     The Committee may, at any time on or before the termination of the exercise period of the Participant's Stock Appreciation Rights, extend the exercise period if the Participant's employment is terminated for a reason specified in this section. If so extended, the term of the exercise period shall expire on the date specified by the Committee, which date shall be no later than the date which is sixty (60) months following the date of the Participant's termination of employment. In no event may the term of a Stock Appreciation Right including extensions, exceed the term of the Stock Appreciation Right established by the Committee at the time of the grant.

     5.5 Method of Exercise

     Stock Appreciation Rights shall be exercised by a Participant only by a written notice delivered to the Committee (in care of the Secretary of the Company) at the Company's principal executive office, specifying the number of shares of Common Stock with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Participant shall deliver the Stock Appreciation Rights Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Stock Appreciation Rights agreement to the Participant.


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     5.6 Form of Payment

     Payment of the amount determined under Sections 5.3(b) or 5.4(a) may be made in the discretion of the Committee solely in whole shares of Common Stock in a number determined at their Fair Market Value on the day immediately preceding the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Common Stock. If the Committee determines to make full payment in Common Stock and the amount payable results in a fractional share of Common Stock, payment for the fractional share of Common Stock will be made in cash. Notwithstanding the foregoing, no payment in the form of cash may be made upon the exercise of a Stock Appreciation Right to an officer of the Company or of its subsidiaries who is subject to liability under
Section 16(b) of the Exchange Act, unless the exercise of such Stock Appreciation Right is made either: (a) during the period beginning on the third business day and ending on the twelfth business day following the date of release for publication of the Company's quarterly or annual statements of earnings; or (b) pursuant to an irrevocable election to receive cash made at least six months prior to the exercise of such Stock Appreciation Right.

     5.7 Restrictions

     No Stock Appreciation Right may be exercised before the date six (6) months after the date it is granted, except that this restriction shall not apply in the event of death or disability (as determined by the Committee) of the Participant occurring before the expiration of the six month period.

     5.8 Acceleration Event

     Notwithstanding anything contained in this Plan to the contrary, in the event of an Acceleration Event, subject to Section 5.7, all Stock Appreciation Rights shall become immediately and fully exercisable.

                              VI. PERFORMANCE UNITS

     6.1 Terms and Conditions of Award

     One Performance Unit shall have a cash value equal to the Fair Market Value of one share of Common Stock. The number of Performance Units to which the Participant is entitled is based upon achievement of certain Management Objectives (as defined in Section 6.2) over a Performance Period (as defined in
Section 6.3) as determined by the Committee at the time of grant and as set forth in a Performance Unit agreement. The Performance Unit agreement shall specify the number of Performance Units granted and the Management Objectives and applicable Performance Period. Awards of Performance Units shall be made under the long-term incentive component of the Plan.

     6.2 Management Objectives

     Performance Units shall be deemed to have been earned by a Participant based upon fulfillment of Management Objectives specified by the Committee at the time of grant. The Management Objectives may be the Participant's length of service and/or specified levels of earnings, return on assets, leverage ratio, loan loss reserve ratio, earnings-per-share, overhead ratio or return on equity achieved by the Company or any subsidiary, department or function of the Company in which the Participant is employed. Management Objectives relating to any particular grant of a Performance Unit need not be the same as those relating to any other grant, whether made at the same or a different time.

     6.3 Performance Period

     The Performance Period with respect to any Performance Unit shall be the period of time within which the Management Objectives relating to that grant are to be achieved (which shall be no less than twelve (12) months). The Committee shall determine the length of the Performance Period which shall commence on the date of grant of the Performance Units.

     6.4 Earning of Award

     The Committee shall, promptly after the date on which the necessary financial or other information for a particular Performance Period becomes available, determine the extent to which the Management Objectives have been achieved prior to the expiration of the Performance Period and, if such Management Objectives have been achieved, the restrictions on such Performance Units may, in the discretion of the Committee, be deemed to have been satisfied prior to the expiration of the Performance Period. Upon the expiration of the Performance Period, if the Committee determines that the Management Objectives have not been met, the Performance Units shall revert to the Company.

     6.5 Rights as Shareholder

     During the Performance Period and subject to the restrictions set forth in
Article VI, a Participant may have the right, as determined by the Committee at the time of the grant, to receive an amount equal to the dividends paid on the Common Stock at the same time and in the same amount as other shareholders of the Company (by assuming that, for purposes of such dividend, each Performance Unit is equivalent to one share of Common Stock).

     6.6 Termination of Employment

     If any Participant's employment has terminated due to the Participant's death, disability or retirement within the meaning of the applicable retirement plan prior to the end of the Performance Period, and the Committee has determined that applicable Management Objectives have been met, the extent to which Performance Units shall be deemed to have been achieved shall be determined by multiplying the amount of the Performance Units which would have been earned had the Participant's employment not been terminated by a fraction, the numerator of which is the number of full calendar months such Participant was employed during the Performance Period and the denominator of which is the total number of full calendar months in the Performance Period.

     6.7 Form of Payment

     In accordance with Section 6.4, upon the expiration of the Performance Period and the determination by the Committee that the Management Objectives established by the Committee at the time of grant of the Performance Units have been met, the Company shall distribute cash to the Participant in an amount equal to the number of Performance Units multiplied by the Fair Market Value of the Common Stock as of the date of distribution.

     6.8 Acceleration Event

     Notwithstanding anything herein to the contrary, if an Acceleration Event has occurred, then all restrictions on the Performance Units shall be deemed to have been satisfied as of the date of the Acceleration Event, and such Performance Units shall become fully payable on the date such Acceleration Event occurred.

               VII. STOCK OPTION AWARDS TO NON-EMPLOYEE DIRECTORS

     7.1. Terms and Conditions of Options

     Subject to the following provisions, all stock option awards granted to Directors ("Director Awards") under this Article VII shall be in such form and upon such terms and conditions described herein.

     7.2 Non-Qualified Stock Options

     The terms of a Director Award shall, at the time of grant, provide that it will not be treated as an incentive stock option within the meaning of Section 422 of the Code.

     7.3 Option Price

     The option price per share shall be at least the Fair Market Value of the Common Stock on the date the Director Award is granted.

     7.4  Term of Option

     The term of a Director Award shall not exceed ten (10) years from the date of grant.

     7.5  Awards to Directors

     Each active non-employee Director shall receive an initial option to purchase 5,000 shares of Company stock upon the date of the first Board of Directors meeting after his or her election as a new Director, or at the 1997 Annual Meeting of Shareholders for current Directors. At each subsequent Annual Meeting of Shareholders, then active Directors will receive an option to purchase of 2,000 shares of Company stock.

     7.6  Payment

     Payment for shares upon exercise of a Director Award shall be in such manner and at such time or times as shall be determined by the Committee at the time of grant, in cash, in Common Stock, including Restricted Stock, through the surrender of Stock Options or Stock Appreciation Rights, or any combination thereof, or by or through other contingent grants which the Committee determines are consistent with the Plan's purposes and applicable law.

     7.7  Exercise of Option

     Director Awards shall be exercisable in whole or in part to the extent, and subject to this section and Section 7.8, as follows; (i) fifty percent (50%) of the shares subject to the Director Awards shall become exercisable on the third anniversary of the date of grant of the Director Awards and (ii) an additional twenty-five percent (25%) of the shares subject to the Director Awards shall become exercisable on each of the next two anniversaries of the date of grant. In no event, however, and notwithstanding anything in this section or Section
7.8 to the contrary, shall a Director Award be exercised after the expiration of ten (10) years from the date of grant.

     7.8  Termination of Service as Director

     A Participant's Director Award shall expire three months after the termination of the Director's service as a member of the Board of Directors of the Company (or as may sooner occur under Section 7.4) for any reason other than death, disability or retirement (defined as the termination of services as a Director after at least five (5) years of service as a Director), and shall be limited to the shares which could have been purchased by the Participant at the date of termination.

     7.9 Termination of Service as Director by Reason of Death, Disability or Retirement

     Upon the termination of a Director's services as a Director by reason of death, disability, or retirement (as defined in Section 7.8 above), Director Awards held at the termination date by such Director shall be exercisable by the Director or his or her estate (in the case of death), irrespective of whether the options were fully exercisable in accordance with Section 7.6 on that date. The Director's Director Award shall expire unless exercised within one year from the date of such termination, subject to Section 7.4.

     7.10 Acceleration Event

     Notwithstanding anything herein to the contrary, if an Acceleration Event has occurred, then all of the shares subject to the Director Award shall immediately become earned and the Director Award shall become exercisable with respect to such shares on the date of such Acceleration Event.

                           VIII. ADDITIONAL PROVISIONS

     8.1  General Restrictions

     Each grant under the long-term incentive component of the Plan shall be subject to the requirement that if the Committee shall determine, at any time, that: (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law; or (b) the consent or approval of any government regulatory body, or (c) an agreement by the Participant with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting or the issuance or purchase of shares of Common Stock thereunder, such grant may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

     8.2  Adjustments for Changes in Capitalization

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offer, liquidation, dissolution, merger, consolidation, spin-off or sale of assets, or any other change in or affecting the corporate structure or capitalization of the Company, the Board of Directors shall make such adjustments as the Committee may recommend, and as the Board of Directors in its discretion may deem appropriate, in the number and kind of shares authorized under the long-term incentive component of the Plan, in the number, option price or kind of shares covered by the grants and in any outstanding grants under the Plan in order to prevent substantial dilution or enlargement thereof.

     8.3  Amendments

     The Board of Directors may discontinue the Plan at any time, and may amend it from time to time, but no amendment, without approval by shareholders, may
(a) increase the total number of shares which may be issued under the long-term incentive component of the Plan, except as provided in Section 8.2 hereof, (b) change the class of employees of the Company to whom awards may be made, or (c) cause awards under the Plan to no longer comply with Rule 16b-3 of the Exchange Act or any other federal or state statutory or regulatory requirements.

     8.4  Modification or Substitution

     For awards to Participants other than non-management directors and subject to the terms of the Plan, the Committee may modify outstanding awards or accept the surrender of outstanding awards and make new awards in substitution for them under the long-term incentive component of the Plan, provided that the modification does not adversely alter or impair any rights or obligations of the Participant without the Participant's consent and does not constitute "repricing" as such term is defined in 17 CFR 229.402(i)(1).

     8.5  Cancellation of Awards

     Any grant under the long-term incentive component of the Plan maybe canceled at any time with the consent of the Participant, and a new grant may be provided to such Participant in lieu thereof, provided the cancellation and reissuance does not constitute "repricing" as such term is defined in 17 CFR 229.402(i)(l).

     8.6  Shares Subject to the Plan

     Shares distributed pursuant to the long-term incentive component of the Plan shall be made available from authorized but unissued shares or from shares purchased or otherwise acquired by the Company for use in the Plan, as shall be determined from time to time by the Committee.

     8.7  Rights of a Shareholder

     Participants under the Plan, unless otherwise provided by the Plan, shall have no rights as shareholders by reason thereof unless and until certificates for shares of Common Stock are issued to them.

     8.8  Withholding

     (a) The Company shall have the right to deduct from any distribution of cash or Common Stock to any Participant an amount equal to the federal, state and local income taxes and other amounts as may be withheld (the "Withholding Taxes") with respect to any grant under the Plan. If a Participant is to experience a taxable event in connection with the receipt of cash or shares of Common Stock pursuant to an Option exercise or payment of a grant (a "Taxable Event"), the Participant shall pay the Withholding Taxes to the Company prior to the issuance of such shares of Common Stock. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Participant may make a written election (the "Tax Election"), which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the cash or shares of Common Stock then issuable to the Participant having an aggregate Fair Market Value on the day immediately preceding the date of such issuance equal to the Withholding Taxes, provided that in respect of a Participant who may be subject to liability under section 16(b) of the Exchange Act either: (i) in the case of a Taxable Event involving an Option, grant of Restricted Stock, or Stock Appreciation Rights (A) the Tax Election is made at least six (6) months prior to the date of the Taxable Event and (B) the Tax Election is irrevocable with respect to all Taxable Events of a similar nature occurring prior to the expiration of six (6) months following a revocation of the Tax Election; or (ii) in the case of the exercise of an Option (A) the Participant makes the Tax Election at least six
(6) months after the date the Option was granted, (B) the Option is exercised during the ten (10) day period beginning on the third business day and ending on the twelfth business day following the release for publication of the Company's quarterly or annual statement of sales and earnings (the "Window Period") and
(C) the Tax Election is made during the Window Period in which the related Option is exercised or prior to such Window Period and subsequent to the immediately preceding Window Period; or (iii) in the case of a Taxable Event relating to the payment of any award (A) the Participant makes the Tax Election at least six (6) months after the date the Restricted Stock or Stock Appreciation Rights were granted and (B) the Tax Election is made (x) in the case of a Taxable Event occurring within a Window Period, during the Window Period in which the Taxable Event occurs, or (y) in the case of a Taxable Event not occurring within a Window Period, during the Window Period immediately preceding the Taxable Event relating to the Restricted Stock or Stock Appreciation Rights. Notwithstanding the foregoing, the Committee may, by the adoption of rules or otherwise, (1) modify the provisions of this section as may be necessary to ensure that the Tax Elections will be exempt transactions under section 16(b) of the Exchange Act, and (2) permit Tax Elections to be made at such other times and subject to such other conditions as the Committee determines will constitute exempt transactions under section 16(b) of the Exchange Act.

     (b) Except in the case of Non-Qualified Stock Option grants to non-management directors, the Committee shall have the authority, at the time of grant of a Non-Qualified Stock Option, Restricted Stock, Stock Appreciation Right or Performance Unit under the Plan or at any time thereafter, including upon any event constituting an Acceleration Event (as hereinafter defined), to grant tax bonuses to designated Participants to be paid upon their exercise of Non-Qualified Stock Options or payment in respect of Restricted Stock, Stock Appreciation Rights or Performance Units granted hereunder. The amount of any such payments shall be determined by the Committee but shall not be greater than the lesser of: (a) the difference between the option price (as established pursuant to Section 3.3, subject to adjustment, if any, pursuant to Section 8.2) and the Fair Market Value, at the time of exercise of the option, of the shares of Common Stock acquired (the "Spread"); or (b) the Spread times a fraction the numerator of which is the maximum federal individual income tax rate payable by a Participant optionee on such Spread (at the date of exercise) and the denominator of which is 50 percent (except that, with respect to Restricted Stock, Stock Appreciation Rights or Performance Units, the "Spread," for purposes of applying this section, shall be the difference between the amount paid for the Restricted Stock, Stock Appreciation Right or Performance Unit, as applicable, and the Fair Market Value of the Common Stock (or cash) distributed). The Committee shall have full authority in its absolute discretion to determine the amount of any such tax bonus (subject to the limits of this section) and the terms and conditions affecting the vesting and payment thereof. Such supplemental payment shall be made in cash.

     8.9  Nonassignabiliry

     Except as expressly provided in the Plan, no grant shall be transferable except: (i) by gift to the grantee's spouse or natural, adopted or step-children or grandchildren ("Immediate Family Members"), or to a trust for the benefit of one or more of the grantee's Immediate Family Members or to a family charitable trust established by the grantee or the grantee's family, but only with the approval of the Committee; (ii) by will; (iii) by the laws of descent and distribution; or (iv) by a qualified domestic relations order ("QDRO") as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Any Stock Option award transferred by the grantee under Section (i) above may not be subsequently transferred by the transferee. During the lifetime of the Participant, except as expressly provided in the Plan, grants under the Plan shall be exercisable only by such Participant or by the guardian or legal representative of such Participant or pursuant to a QDRO.

     8.1O Nonuniform Determinations

     Determinations by the Committee under the Plan (including, without limitation and except for non-management directors, determinations of the persons to receive awards under either the annual or long-term incentive components of the Plan, the form, amount and timing of such awards, and the terms and provisions of such awards and the agreements evidencing the same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

     8.11 No Guarantee of Employment

     Awards under the Plan shall not constitute an assurance of continued employment for any period.

     8.12 Effective Dare; Duration

     The Plan shall become effective as of April 16, 1997, subject to approval by shareholders at the Company's Annual Meeting of Shareholders. No awards may be made under the Plan after April 15. 2002, but awards theretofore made may extend beyond such date.

     8.13 Fair Market Value

     The phrase Fair Market Value on any date means the average of the high and low sales prices of the shares of Common Stock on such date on the principal national securities exchange on which such shares of Common Stock are listed or admitted to trading. If the shares of Common Stock on such date are not listed or admitted to trading, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

     8.14 Acceleration Event

     Notwithstanding anything herein to the contrary, if a Change in Control of the Company occurs, or if the Committee determines in its sole discretion that an Acceleration Event has occurred, then all Incentive Stock Options, Non-Qualified Stock Options, and Stock Appreciation Rights shall become fully exercisable and all restrictions on the Restricted Stock Award and Performance Units shall expire as of the date such Change in Control occurred or the Committee determines that an Acceleration Event has occurred.

     For purposes of the Plan, an Acceleration Event includes, but is not limited to, any Change in Control of the Company, which shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

          (i) any person, as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act (other than (A) any employee plan established by the Company, which for these purposes shall be deemed to be the Company and any corporation, association, joint venture, proprietorship or partnership which is connected with the Company either through stock ownership or through common control, within the meaning of Sections 414(b) and (c) and 1563 of the Internal Revenue Code of 1986 as amended, (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act),
     (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the Company) (a "Person"), is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company's then outstanding voting securities;

          (ii) during any period of up to two consecutive years (not including any period prior to the effective date of this Plan) individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority thereof, provided that any person who becomes a director subsequent to the beginning of such period and whose nomination for election is approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (other than a director

     (A) whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-l1 of Regulation 14A under the Exchange Act or (B) who was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause
     (i), (iii) or (iv) hereof) shall be deemed a director as of the beginning of such period;

          (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any corporation, at least 51% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause
     (i) above), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any Securities acquired directly from the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities); or

          (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

     8.15 Securities Laws

     All references to provisions of the federal securities laws are to such provisions as in effect on January 1, 1997, without regard to any subsequent amendments of, changes to or revocation of such provisions.